Exhibit 10.4

CARDINAL BANK

SPLIT DOLLAR LIFE INSURANCE AGREEMENT

Insurer: Hartford Life Insurance Group

Policy Number:  VG128 (Certificate No. VG128 00002)

Initial Face Amount of Policy:  $5,969,919.00

Death Benefit of the Policy:   $5,969,919.00

This Split Dollar Life Insurance Agreement (“Agreement”) is made and entered into by and between Cardinal Bank (the “Company”) and Bernard H. Clineburg (the “Insured”).

RECITALS

The purpose of this Agreement is for the Company to assist the Insured, a key employee of the Company, in establishing a temporary life insurance program until the Company has merged with United Bankshares, Inc. pursuant to a certain Agreement of Merger dated August 17, 2016 in order to encourage the Insured to remain employed with the Company during said period. The Company has previously purchased the insurance policy (“Policy”) referenced above on the life of the Insured. The respective rights and duties of the Company and the Insured in the Policy under this Agreement shall be pursuant to the terms set forth below.

DEFINITIONS

Cash Value as used in this Agreement shall mean the Cash Surrender Value as that term is defined in the Policy contract.

Change of Control as used in this Agreement shall mean an occurrence whereby (1) any person, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, becomes the owner or beneficial owner of Company securities having 40% or more of the combined voting power of the then outstanding Company securities that may be cast for the election of the Company’s directors other than a result of an issuance of securities initiated by the Company, or open market purchases approved by the Company Board, as long as the majority of the Company Board approving the purchases is a majority at the time the purchases are made; or (2) as the direct or indirect result of, or in connection with, a tender or exchange offer, a merger or other business combination, a sale of assets, a contested election of directors, or any combination of these events, the persons who were directors of the Company Board, or any successor’s board, within two years of the last of such transactions. For purposes of this Agreement, a Change of Control will occur on the date on which an event described in (1) or (2) occurs. If a Change of Control occurs on account of a series of transactions or events, the Change of Control will occur on the date of the last of such transactions or events.

Death Proceeds as used in this Agreement shall mean the Face Amount minus the Company’s interest in the Policy’s death proceeds, which is the greater of premiums paid or the Cash Value.

Person as used in this Agreement shall mean any individual, entity or group (within the meaning of Section 13(d)(3) of the Exchange Act, other than any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliated company, and “beneficial ownership” has the meaning given the term in Rule 13d-3 under the Exchange Act.

Premium as used in this Agreement shall mean that planned periodic premium selected by the parties subject to the Insurer’s minimum premium requirements.

I.                                        POLICY TITLE AND OWNERSHIP

Title and ownership of the Policy shall reside in the Company for its use and for the use of the Insured, all in accordance with this Agreement. The Company alone may, to the extent of its interest, exercise the right to borrow upon or withdraw the policy Cash Value, and select settlement and dividend options. All such rights may be exercised by the Company without the Insured’s consent. The Company shall maintain possession of the Policy. During the term of this Agreement, the Company shall not surrender the Policy.

II.                                   BENEFICIARY DESIGNATION RIGHTS

Until the earlier of: (1) a Change of Control resulting from the Company’s merger with United Bankshares, Inc., (2) the abandonment of the Company’s merger with United Bankshares, Inc., or (3) the termination of the Insured’s employment for any reason, the Insured (or his assignee) shall have the right and power to designate a beneficiary or beneficiaries to receive the Insured’s share of the proceeds payable upon the death of the Insured, and to elect and change a payment option for such beneficiary, subject to any right or interest the Company may have in such proceeds as provided in this Agreement. Upon (1) a Change of Control resulting from the Company’s merger with United Bankshares, Inc., (2) the abandonment of the Company’s merger with United Bankshares, Inc., or (3) the termination of Insured’s employment for any reason, this Agreement shall automatically terminate, the Insured’s right and power to designate a beneficiary shall immediately cease, and the entire proceeds payable upon the death of the Insured shall be thereafter paid to the Company or its designated beneficiary.

III.                              PREMIUM PAYMENT METHOD

The premiums shall be paid by the Company on each premium due date until the earlier of: (1) a Change in Control resulting from the Company’s merger with United Bankshares, Inc., (2) the abandonment of the Company’s merger with United Bankshares, Inc., or (3) the termination of the Insured’s employment for any reason. During such time, any dividends on the Policy shall be applied as elected by the Company. This Agreement shall immediately terminate upon the occurrence of any of the events described in (1), (2) or (3) above.

IV.                               TAXABLE BENEFIT

Each year during this Agreement the Insured will recognize a taxable benefit equal to the assumed cost of insurance as required by the Internal Revenue Service. The Company (or its administrator) will report to the Insured the amount of imputed income each year on Form W-2 for executives or its equivalent.

V.                                    PAYMENT OF DEATH PROCEEDS OF POLICY

In the event of the Insured’s death prior to: (1) a Change of Control as a result of the Company’s merger with United Bankshares, Inc., (2) the abandonment of the Company’s merger with United Bankshares, Inc., or (3) the termination of the Insured’s employment for any reason, the Death Proceeds of the Policy shall be payable as follows:

A.                                    The Company shall be entitled to an amount equal to the greater of: (1) the cumulative premiums paid by the Company as of the date of death, or (2) the Policy’s Cash Value determined as of the date to which premiums are paid, less any indebtedness, and interest on such indebtedness determined as of the date of death (such Cash Value shall include any outstanding dividend accumulations or cash value of any paid-up additions and any postmortem dividends determined as of the date of death). The Company shall refrain from borrowing against the Policy during this Agreement.

B.                                    The beneficiary designated by the Insured on the beneficiary designation form attached hereto shall be entitled to receive the remainder of the Death Proceeds of the Policy.

C.                                    The Company and the beneficiary designated by the Insured shall share in any interest due on the Death Proceeds as their respective share of the Death Proceeds as above-defined bears to the total Death Proceeds excluding any such interest.

D.                                    Where there is a refund of unearned premium as provided in the contract of insurance, any refund shall be apportioned as follows:

1.                                      Where the Insured has contributed to the Policy premium at the last required premium interval, the refund of unearned premiums shall be divided between the Company and the Insured (or his assignee) as their respective share of the premium payment obligation bears to the total required for such interval.

2.                                      Where the Insured has not contributed to the premium at the last required premium interval, the refund of unearned premium shall be refunded in total to the Company.

In the event of the Insured’s death following: (1) a Change of Control, (2) the abandonment of the Company’s merger with United Bankshares, Inc., or (3) the termination of the Insured’s employment for any reason, all of the Death Proceeds of the Policy, if any, shall be payable to the Company or to its designated beneficiary.

VI.                               THE CASH SURRENDER VALUE OF THE POLICY

During this Agreement, the Company shall always be entitled to the Policy’s Cash Value, determined as of the date to which premiums are paid, less any indebtedness and interest on such indebtedness determined as of the date of surrender.  Such Cash Value shall include any outstanding dividend accumulations or cash value of any paid-up additions determined as of the date of surrender.

VII.                          NONFORFEITURE OF DEATH PROCEEDS

During this Agreement, the Company’s share of Death Proceeds payable on the Insured’s death while the Policy is in force under any of its nonforfeiture provisions shall be an amount equal to the excess, if any, of the Company’s share of the Policy’s Cash Value over  any indebtedness against the Policy at the Insured’s death.  The designated beneficiary shall be entitled to the remainder of such Death Proceeds.

VIII.                     PREMIUM WAIVER

If the Policy contains a premium waiver provision, any premium waived shall be considered for all purposes of this Agreement as having been paid by the Company.

IX.                              RIGHTS OF PARTIES WHERE POLICY ANNUITY ELECTION EXISTS

In the event the Policy involves an annuity element, the Company’s right and interest in any annuity benefits, on expiration of the deferment period, shall be determined under the provisions of this Agreement by regarding the commuted value of such annuity benefits as the Policy’s net cash value.  The Company’s right and interest in annuity benefits shall be fulfilled at the end of the annuity deferment period under either the Policy proper or under its settlement provisions.  As contemplated herein, an annuity shall be considered to mature for its commuted value on the specific date stated in the Policy on which benefits become payable or on a date elected by the Company pursuant to the terms of the Policy.

X.                                   AMENDMENT AND TERMINATION OF AGREEMENT

This Agreement may be amended, revoked or terminated at any time or times, in whole or in part, by the mutual written consent of the Insured and the Company.  The Company may amend this Agreement to the extent such amendment is, in the judgment of the Company’s outside legal counsel, necessary to conform the Agreement to the requirements of the Internal Revenue Code of 1986, as amended, and the rules, regulations, and guidance of general application issued there under by the Department of Treasury.

In addition, this Agreement shall automatically terminate upon any of the following:

A.                                    a Change in Control resulting from the Company’s merger with United Bankshares, Inc.;

B.                                    the abandonment of the Company’s merger with United Bankshares, Inc.; or

C.                                    the termination of the Insured’s employment with the Company for any reason.

Upon termination, the neither the Insured nor his designated beneficiary shall have any  further rights respecting this Agreement and/or the Policy.

XI.                              AGREEMENT BINDING UPON PARTIES

This Agreement shall bind the Insured and the Company, their heirs, successors in interest, personal representatives and assigns.

XII.                         ERISA PROVISIONS

The following provisions are part of this Agreement and are intended to meet those of the requirements of the Employee Retirement Income Security Act of 1974 (“ERISA”) that apply to a plan to benefit a key employee and member of a select group of management:

A.                                    Named Fiduciary and Plan Administrator.

The “Named Fiduciary and Plan Administrator” of this Split Dollar Agreement shall be the Company.  As Named Fiduciary and Plan Administrator, the Company shall be responsible for the management, control, and administration of this Split Dollar Agreement as established herein.  The Named Fiduciary may delegate to others certain aspects of the management and operation responsibilities of the Plan, including the employment of advisors and the delegation of any ministerial duties to qualified individuals.

B.                                    Funding Policy.

The funding Policy for this unsecured Split Dollar Agreement shall be to maintain the Policy in force by paying, when due, all premiums required but the Policy shall be subject to general creditors of the Company.

C.                                    Basis of Payment of Benefits.

Direct payment by the Insurer is the basis of payment of benefits under this Agreement, with those benefits in turn being based on the payment of premiums as provided in this Agreement.

D.                                    Claim Procedure.

Claim forms or claim information as to the Policy can be obtained by contacting the Company.  When the Named Fiduciary has a claim which may be covered under the provisions described in the insurance Policy, they should contact the office named above, and they will either complete a claim form and forward it to an authorized representative of the Insurer or advise the named Fiduciary what further requirements are necessary.  The Insurer will evaluate and make a decision as to payment.  If the claim is payable, a benefit check will be issued in accordance with the terms of this Agreement.

In the event that a claim is not eligible under the Policy, the Insurer will notify the Named Fiduciary of the denial pursuant to the requirements under the terms of the Policy.  If the Named Fiduciary is dissatisfied with the denial of the claim and wishes to contest such claim denial, they should contact the office named above and they will assist in making an inquiry to the Insurer.  All objections to the Insurer’s actions should be in writing and submitted to the office named above for transmittal to the Insurer.

XIII.                    INSURANCE COMPANY NOT A PARTY TO AGREEMENT

The Insurer shall not be deemed a party to this Agreement but will respect the rights of the parties as herein developed upon receiving an executed copy of this Agreement.  Payment or other performance of its contractual obligations in accordance with the Policy provisions shall fully discharge the Insurer for any and all liability.

XIV.                     SEVERABILITY AND INTERPRETATION

If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall nonetheless be enforceable according to their terms.  Further, in the event that any provision is held to be overbroad as written, such provision shall be deemed amended to narrow its application to the extent necessary to make the provision enforceable according to law and enforced as amended.

XVI.                     APPLICABLE LAW

This Agreement shall be subject to and construed under the laws of the Commonwealth of Virginia.

IN WITNESS WHEREOF, the Company and the Insured have duly executed this Agreement effective as of the 25th day of August, 2016.

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CARDINAL BANK

By:	/s/ Christopher W. Bergstrom
Chief Executive Officer

INSURED

By:	/s/ Bernard H. Clineburg
Bernard H. Clineburg

BENEFICIARY DESIGNATION FORM

SPLIT DOLLAR LIFE INSURANCE AGREEMENT

PRIMARY DESIGNATION:

Name	Address	Relationship

SECONDARY (CONTINGENT) DESIGNATION:

All sums payable under the Split Dollar Life Insurance Agreement — Endorsement Method by reason of the Insured’s death shall be paid to the Primary Beneficiary, if he or she survives the Insured, or, if no Primary Beneficiary shall survive the Insured, then to the Secondary (Contingent) Beneficiary. This Beneficiary Designation Form is valid, subject to the Agreement, until the earlier of: (1) a Change of Control resulting from the Company’s merger with United Bankshares, Inc., (2) the abandonment of the Company’s merger with United Bankshares, Inc., or (3) the termination of Insured’s employment for any reason.

Signature	Date

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